UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2023

VINEBROOK HOMES TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-56274	83-1268857
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Crescent Court, Suite 700
Dallas, Texas, 75201
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 276-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☒       Emerging growth company.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Contribution Agreement

As previously disclosed, on March 9, 2023, VineBrook Homes Operating Partnership, L.P. (the “Operating Partnership”), the operating partnership of VineBrook Homes Trust, Inc. (the “Company,” “we,” “our”) entered into a letter agreement (the “Letter Agreement”) with VineBrook Management, LLC, VineBrook Development Corporation, VineBrook Homes Property Management Company, Inc., VineBrook Homes Realty Company, Inc., VineBrook Homes Services Company, Inc. and certain individuals set forth therein (collectively, the “Contributors”) and Dana Sprong, solely in his capacity as the representative of the Contributors (the “Contributors Representative”) pursuant to which the Operating Partnership and the Contributors agreed to a form of contribution agreement (the “Contribution Agreement”) to effectuate the acquisition of VineBrook Homes, LLC (the “Manager”), the current external manager of the properties (the “Portfolio) owned by the Company through the Operating Partnership, to be entered into following effectiveness of the Consent and Amendment (defined below).

On August 3, 2023, the Operating Partnership, the Contributors and the Contributors Representative, entered into an amendment to the Letter Agreement (the “Amendment”). Pursuant to the Amendment, the Operating Partnership and the Contributors agreed to enter into the Contribution Agreement and close the transactions contemplated thereby, including the acquisition of the Manager (the “Internalization”), within three business days after the effectiveness of the Consent and Amendment. In addition, pursuant to the Amendment, the Contributors agreed that instead of the $5.3 million in cash payable to the Contributors under the Contribution Agreement, $2.65 million will be paid in cash at the closing of the Internalization (the “Closing”) and the remaining $2.65 million will be paid in Class C common units of limited liability company interest in the Operating Partnership (“Class C OP Units”) at the Closing.

On August 3, 2023 (the “Closing Date”), the Operating Partnership, the Contributors and the Contributors Representative entered into the Contribution Agreement. Pursuant to the Contribution Agreement, among other things, the Operating Partnership acquired all of the outstanding equity interests in the Manager, from the Contributors. Prior to the Closing, the Manager provided certain management, acquisition, disposition and oversight functions with respect to the Portfolio. As a result of the Closing, the Manager became a wholly owned subsidiary of the Operating Partnership and the Portfolio is now internally managed.

Pursuant to the Contribution Agreement and the Amendment, in connection with Closing, the Operating Partnership issued to the Contributors 302,311.07 Class C OP Units and paid $2,650,000 in cash to the Contributors as consideration for the outstanding equity interests in the Manager. The consideration is subject to customary post-Closing working capital adjustments.

A special committee (the “Special Committee”) of the Company’s board of directors (the “Board”) consisting solely of all of the disinterested directors negotiated the terms of the Internalization on behalf of the Company and the Operating Partnership. The Contribution Agreement and the Internalization were unanimously approved by the Special Committee, and, upon recommendation by the Special Committee, by the Board.

The Contribution Agreement contains certain customary representations, warranties and covenants.

Under the Contribution Agreement, each Contributor agreed to, severally, and not jointly, indemnify the Company, the Operating Partnership and their respective affiliates and representatives, including the Manager after the Closing, for losses arising out of or in connection with (i) any breach or inaccuracy of any of the representations and warranties made by such Contributor and the Manager in the Contribution Agreement and (ii) any breach or failure by such Contributor and the Manager to comply with its covenants in the Contribution Agreement.

For a period of five years following the Closing, except on behalf of and for the benefit of the Company, or certain other exceptions, none of the Contributors or any of their respective affiliates may engage in the business of buying, selling, owning and operating single-family rental assets, including management of rental properties, in states where the Company currently operates or has taken reasonable steps to engage in operations in.

Following the Closing, the Portfolio is now internally managed and the Company and the Operating Partnership will no longer pay the Contributors and their affiliates any fees or expense reimbursements arising from the management agreements between subsidiaries of the Company and the Manager.

The foregoing descriptions of the Amendment and the Contribution Agreement are a summary only and are qualified in their entirety by reference to the Amendment and the Contribution Agreement, which are attached as Exhibit 10.1 and 10.2 hereto, respectively.

Assignment of Interests Agreement

On the Closing Date, in connection with the Internalization, the Company entered into an assignment of interests agreement (the “Assignment Agreement”) with certain Contributors owning 100% of the equity interest in VineBrook Homes OP GP, LLC (the “General Partner”), a Delaware limited liability company and general partner of the Operating Partnership, pursuant to which such Contributors transferred 100% of their equity in the General Partner to the Company. Pursuant to the Assignment Agreement, the General Partner is now a wholly owned subsidiary of the Company.

The foregoing description of the Assignment Agreement is a summary only and is qualified in its entirety by reference to the Assignment Agreement, which is attached as Exhibit 10.3 hereto.

Third Amended and Restated Limited Partnership Agreement

In connection with the Closing, on the Closing Date, the General Partner executed the Third Amended and Restated Limited Partnership Agreement of the Operating Partnership (the “OP LPA”), for the purpose of reflecting the Closing, including that the General Partner is now a wholly owned subsidiary of the Company.

The foregoing description of the OP LPA is a summary only and is qualified in its entirety by reference to the OP LPA, which is attached as Exhibit 10.4 hereto.

Registration Rights Agreement

In connection with the Closing, on the Closing Date, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Contributors, which grants customary demand and piggyback registration rights to the Contributors and requires the Company to file a shelf registration statement within 90 days after the one year anniversary of the completion of an initial public offering to cover the resale of the shares of the Company’s common stock issuable upon the conversion of the Class C OP Units issued as consideration in the Internalization. The Company has agreed to pay certain fees and expenses relating to registrations under the Registration Rights Agreement.

The foregoing description of the Registration Rights Agreement is a summary only and is qualified in its entirety by reference to the Registration Rights Agreement, which is attached as Exhibit 10.5 hereto.

Series B Preferred Units

On July 31, 2023, in connection with the closing of a private offering (the “Preferred Stock Offering”) of 9.50% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) of the Company, the General Partner, following the direction and approval of the Board, amended the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Partnership Agreement Amendment”) to provide for the issuance of 9.50% Series B Cumulative Redeemable Preferred Units (liquidation preference $25.00 per unit) (the “Series B Preferred Units”). The Company contributed the net proceeds from the sale of the Series B Preferred Stock in the Preferred Stock Offering to the Operating Partnership in exchange for the same number of Series B Preferred Units. The Series B Preferred Units have economic terms that mirror the terms of the Series B Preferred Stock. The Series B Preferred Units were issued in reliance upon an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”).

The Series B Preferred Units rank, as to distributions and upon liquidation, senior to the common units of limited partnership in the Operating Partnership and on parity with the 6.50% Series A Cumulative Redeemable Preferred Units of the Operating Partnership.

In connection with the Internalization, on the Closing Date, the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended by the Partnership Agreement Amendment, was superseded by the OP LPA, which includes the terms of the Series B Preferred Units created by the Partnership Agreement Amendment.

This description of the material terms of the Partnership Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Partnership Agreement Amendment, which is filed as Exhibit 10.6 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 1.01.

Consent and Sixth Amendment

On July 31, 2023, the Company, as guarantor, and the Operating Partnership and certain of its subsidiaries, as borrowers, entered into a Consent and Sixth Amendment to Credit Agreement (the “Consent and Amendment”) with KeyBank National Association, as administrative agent, and the lenders party thereto, which amended that certain Amended and Restated Revolving Credit Agreement, dated as of November 3, 2021, as subsequently amended (together with the Consent and Amendment, as amended, the “A&R Credit Agreement”). One of the lenders under the A&R Credit Agreement, Raymond James Bank, is an affiliate of the placement agent for the Preferred Stock Offering and is the administrative agent and a lender under a bridge facility for the Company. As of March 31, 2023, the A&R Credit Facility had an outstanding principal balance of approximately $1.27 billion.

The Consent and Amendment, among other things, provided for: (1) the revision of certain financial tests required under the A&R Credit Agreement and removal of others; (2) a waiver of certain covenant breaches identified by the administrative agent and the Company prior to the execution of the Consent and Amendment; (3) consent for the sale of shares of Series B Preferred Stock to directors, officers and other affiliates in the Preferred Stock Offering, (4) consent for the Internalization, subject to certain conditions; (5) a modification of the applicable margins, including an increase upon extensions; (6) modifications and additions of certain covenants; (7) a modification of the twelve-month extension option to be two six-month extension options; (8) prepayments of outstanding amounts under the A&R Credit Agreement through the sale of assets and other capital raising events and in certain other situations until the amount outstanding, and the commitment under the A&R Credit Agreement is reduced to $850 million (the “Commitment Reduction”); (9) no obligations for further lending under the A&R Credit Agreement until certain conditions are satisfied, including achievement of the Commitment Reduction, and no further increase in the A&R Credit Agreement through the accordion feature of the A&R Credit Agreement; and (10) restrictions on the redemption by the Company and its subsidiaries of any preferred or common equity.

The A&R Credit Agreement has a maturity date of November 3, 2024, with two six month extension options subject to meeting certain criteria and increases in the interest rate spread, and bears interest at a variable rate equal to the term Secured Overnight Financing Rate (“SOFR”) plus 0.1%, or daily SOFR plus 0.1%, plus a margin of 2.55%, or 2.50% after repayment of certain outstanding amounts, or an alternative base rate plus an applicable margin of 1.55%, or 1.50% after repayment of certain outstanding amounts.

This description of the material terms of the Consent and Amendment does not purport to be complete and is qualified in its entirety by reference to the Consent and Amendment, which is filed as Exhibit 10.7 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 1.01.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the Internalization, on the Closing Date, the amended and restated side letter (the “Side Letter”), dated July 31, 2020, by and among the Manager, the Company, the Operating Partnership, the General Partner, VineBrook Management, LLC, VineBrook Development Corporation, VineBrook Homes Property Management Company, Inc., VineBrook Homes Realty Company, Inc., and VineBrook Homes Services Company, Inc. and Dana Sprong and Ryan McGarry (the “Executives”) was terminated. Pursuant to the Side Letter, the Executives guaranteed certain obligations of the Manager. In connection with the termination of the Side Letter, all guarantors of the Manager’s obligations were released.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K regarding the Consent and Amendment is incorporated by reference in this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

Internalization

The information contained in Item 1.01 of this Current Report on Form 8-K regarding the issuance of Class C OP Units pursuant to the Contribution Agreement as consideration in the Internalization is incorporated by reference in this Item 3.02. The Class C OP Units issued and sold pursuant to the Contribution Agreement and the Company’s common stock to be issued upon conversion of such Class C OP Units will be issued and sold in reliance on Section 4(a)(2) of the Securities Act.

Preferred Stock Offering

On July 31, 2023, the Company issued 2,548,240 shares of the Series B Preferred Stock in the Preferred Stock Offering for gross proceeds of approximately $63,706,000. An aggregate of approximately $1,849,239 million in selling commissions and fees were paid in connection therewith.

The Company issued shares of the Series B Preferred Stock to accredited investors in reliance upon the exemptions from registration under the Securities Act provided by Rule 506(b) under Regulation D promulgated under the Securities Act and Section 4(a)(2) of the Securities Act.

Item 3.03	Material Modifications to Rights of Security Holders.

On July 31, 2023, in connection with the Preferred Stock Offering, the Company filed with the State Department of Assessments and Taxation of the State of Maryland Articles Supplementary (the “Articles Supplementary”) to the Articles of Amendment and Restatement of the Company classifying and designating 3,000,000 shares of the Series B Preferred Stock. The following description of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Articles Supplementary, which is filed as Exhibit 3.1 to this Current Report and is hereby incorporated by reference into this Item 3.03. In addition, effective July 31, 2023, the Company adopted an amendment to the Company’s Bylaws to provide that the Series B Preferred Stock will not be subject to the provisions of the Company’s charter prohibiting transfer of shares of Series B Preferred Stock without the Company’s prior written consent. The foregoing description of the amendment to the Company’s Bylaws does not purport to be complete and is qualified in its entirety by reference to such amendment, which is filed as Exhibit 3.2 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 3.03.

The Series B Preferred Stock ranks senior to the Company’s common stock, par value $0.01 per share (“Common Stock”), and on parity with the Company’s 6.50% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Company. In addition to other preferential rights, each holder of shares of Series B Preferred Stock is entitled to receive a liquidation preference, which is equal to $25.00 per share of Series B Preferred Stock, plus any accrued and unpaid distributions (whether or not declared) to, but not including, the date of the payment, before the holders of shares of Common Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company. Furthermore, the Company is restricted from declaring or paying any distributions, or setting aside any funds for the payment of distributions, on shares of Common Stock or, subject to certain exceptions, redeeming or otherwise acquiring shares of Common Stock unless full cumulative distributions on the Series B Preferred Stock have been declared and either paid or set aside for payment in full for all past distribution periods.

The following is a summary of the material terms of the Series B Preferred Stock and the Articles Supplementary:

Dividends

Dividends on the Series B Preferred Stock will accrue on the liquidation preference per share of Series B Preferred Stock from the respective original issuance date on a cumulative basis, quarterly in arrears, on the last day of March, June, September and December of each year. The dividend rate on the Series B Preferred Stock will be 9.50% per annum (the “Annual Preferred Dividend”) for four years, with automatic extensions at the option of the Company that will be subject to increases in the dividend rate after the fourth anniversary of the original issuance of shares of Series B Preferred Stock (the “First Issuance Date”) as set forth under the heading “Dividend Rate” below. Dividends on the Series B Preferred Stock, when, as and if declared by our Board (or a duly authorized committee of our Board) are intended to be paid quarterly (at the rate of one-quarter of the Annual Preferred Dividend) on January 10, April 10, July 10 and October 10 of each year (or the next successive business day if such date falls on a non-business day), to holders of record of the Series B Preferred Stock as they appear on our records at the close of business on the 25th day of the month preceding the applicable payment date, i.e., December 25, March 25, June 25 and September 25, respectively (or the next successive business day if such date falls on a non-business day). We expect the first payment will be made on October 10, 2023. Dividends will be paid from funds legally available for the payment of dividends, as determined by our Board (or a duly authorized committee of our Board) and shall be prorated for partial quarters. Dividends will continue to accrue even if not authorized, declared or paid. The rate of the Annual Preferred Dividend is subject to adjustment as further described below.

Except as provided in the Articles Supplementary with respect to dividends declared pro rata upon the Series B Preferred Stock and any class or series of Parity Stock (defined below), unless full cumulative and compound dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods that have ended, no dividends (other than a dividend in shares of stock to which the Series B Preferred Stock rank senior (the “Junior Stock”) or in options, warrants or rights to subscribe for or purchase any such shares of Junior Stock) will be declared and paid or declared and set apart for payment nor will any other distribution be declared and made upon the Junior Stock or shares of stock to which the Series B Preferred Stock rank on parity (including the Series A Preferred Stock, the “Parity Stock”), nor will any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of Junior Stock or Parity Stock) by us (except (1) by conversion into or exchange for Junior Stock, (2) the purchase of Series B Preferred Stock, Junior Stock or Parity Stock pursuant to our charter to the extent necessary to preserve our qualification as a real estate investment trust (“REIT”) or (3) the purchase of shares of Parity Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Stock). Holders of Series B Preferred Stock are not entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative and compounding dividends on the Series B Preferred Stock as provided above. Any dividend payment made on the Series B Preferred Stock will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

In the event that distributable cash flow is not sufficient to pay any scheduled Annual Preferred Dividend, we will accrue the Annual Preferred Dividend.

Upon liquidation of the Company, after satisfaction of liabilities and funding or any reserves necessary for wind up, the holders of shares of the Series B Preferred Stock will be entitled to be paid out of the assets of the Company legally available for distribution to stockholders, a liquidation preference of $25.00 per share of Series B Preferred Stock plus an amount equal to any accrued and unpaid dividends thereon, including the Annual Preferred Dividend. If the assets of the Company legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Series B Preferred Stock and the liquidation preference on Parity Stock, including the Series A Preferred Stock, all assets distributed to holders of shares of Series B Preferred Stock and the holders of any class or series of Parity Stock will be distributed pro rata so that the amount of assets distributed per share of Series B Preferred Stock and per share of such class or series of Parity Stock will in all cases bear to each other the same ratio that the liquidation preference per share of Series B Preferred Stock and per share of such class or series of Parity Stock bear to each other.

The Series B Preferred Stock rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, (1) senior to the Common Stock; (2) on parity with the Parity Stock and all equity securities issued by us with terms specifically providing that those equity securities rank on parity with the Series B Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and (3) junior to all of our existing and future indebtedness and to the indebtedness and other liabilities of our existing subsidiaries and any future subsidiaries.

Dividend Rate

The dividend rate is 9.50% per annum on the Series B Preferred Stock through the fourth anniversary of the First Issuance Date, following which the rate will increase as follows:

• Beginning on the day after the fourth anniversary of the First Issuance Date, the dividend rate will increase by 50 basis points per annum to 10.00% per annum;

• Beginning on the day after the fifth anniversary of the First Issuance Date, the dividend rate will increase by an additional 100 basis points per annum to 11.00% per annum; and

• Beginning on the day after the sixth anniversary of the First Issuance Date and each anniversary thereafter, the dividend rate will increase by an additional 200 basis points per annum.

In addition to the foregoing, the dividend rate is subject to increase as set forth under the headings “Rating,” “Fixed Charge Coverage Ratio” and “Leverage Levels” below. At no time, including in the event of increases to the dividend rate resulting from a breach of the covenants described in the Articles Supplementary, will the Annual Preferred Dividend exceed the lower of (i) 17.0% per annum or (ii) the maximum rate permitted under applicable law.

Voting Rights

Except as set forth in the Articles Supplementary, the Series B Preferred Stock will have no voting rights.

So long as any shares of Series B Preferred Stock remain outstanding, the holders of shares of Series B Preferred Stock will have the exclusive right to vote on any amendment, alteration or repeal of our charter, including the terms of the Series B Preferred Stock, that would alter only the contract rights, as expressly set forth in our charter, of the Series B Preferred Stock, and the holders of any other classes or series of our capital stock will not be entitled to vote on any such amendment, alteration or repeal. Any such amendment, alteration or repeal will require the affirmative vote or consent of the holders of two-thirds of the shares of Series B Preferred Stock issued and outstanding at the time.

With respect to any amendment, alteration or repeal of our charter, including the terms of the Series B Preferred Stock, that equally affects the terms of the Series B Preferred Stock and any Parity Stock upon which like voting rights have been conferred, the holders of shares of Series B Preferred Stock and such Parity Stock (voting together as a single class) also will have the exclusive right to vote on any amendment, alteration or repeal of our charter, including the terms of the Series B Preferred Stock, that would alter only the contract rights, as expressly set forth in our charter, of the Series B Preferred Stock and such Parity Stock, and the holders of any other classes or series of our capital stock will not be entitled to vote on any such amendment, alteration or repeal. Any such amendment, alteration or repeal shall require the affirmative vote or consent of the holders entitled to cast two-thirds of the votes entitled to be cast by the holders of shares of Series B Preferred Stock and such Parity Stock issued and outstanding at the time, voting together as a single class, with each share of Series B Preferred Stock and share of such Parity Stock entitled to one vote for each $25.00 of liquidation preference.

Fixed Charge Coverage Ratio

We must maintain a fixed charge coverage ratio (“FCCR”) for the VineBrook segment of 1.25x or higher as of the last day of each fiscal quarter. “FCCR” means Cash Flow Before Debt Service (as defined below) for the four consecutive fiscal quarter period ending on the calculation date divided by the total of our consolidated debt service plus preferred payments for the four consecutive fiscal quarter period ending on the calculation date. For the avoidance of doubt, preferred payments will not include payments on preferred units of our Operating Partnership, including the Series B Preferred Units, that track preferred stock of the Company. For the purpose of calculating the FCCR, to the extent any of the Cash Flow Before Debt Service for a particular period is used for any debt service or preferred payments associated with the NexPoint Homes Trust, Inc. (“NexPoint Homes”) segment, then such debt service and/or preferred payments shall be included in the calculation of the FCCR. “Cash Flow Before Debt Service” means for any fiscal quarter, the VineBrook segment’s total revenue on a consolidated basis less (i) the VineBrook segment’s total operating expenses on a consolidated basis, (ii) recurring capital expenditures of $87.50 per home owned (directly or indirectly) by the VineBrook segment as of the last day of the fiscal quarter and (iii) the VineBrook segment’s total general and administrative expenses on a consolidated basis.

If at any time the FCCR falls below 1.25x as of the last day of a fiscal quarter (an “FCCR Default”), then as of the date of the occurrence of the FCCR Default to, but not including, the date on which such FCCR Default is no longer continuing (as evidenced by notice to the holders of the Series B Preferred Stock, which may be by press release, of an FCCR necessary to cure such FCCR Default), the rate of the Annual Preferred Dividend will increase by 50 basis points per annum. The increase to the rate of the Annual Preferred Dividend referenced in the previous sentence will be terminated upon the VineBrook segment achieving an FCCR of 1.25x (or higher).

Restrictions on New Issuances

Unless the (1) holders of a majority of the shares of the Series B Preferred Stock then outstanding consent, or (2) indebtedness is being incurred or an additional class or series of preferred equity of us is being issued in connection with a full redemption of the Series B Preferred Stock pursuant to an Optional Redemption (defined below), we may not: (a) issue a new class, or issue any additional shares of any existing class, of preferred equity with payment priority senior to that of the Series B Preferred Stock, (b)(i) incur any additional indebtedness or (ii) issue additional preferred equity that is pari passu to the Series B Preferred Stock, solely with respect to subclauses (b)(i) and (b)(ii), if, after such incurrence or issuance, the VineBrook segment’s aggregate principal amount of long-term indebtedness and accrued but unpaid dividends on each existing class or series of our preferred equity pari passu with the Series B Preferred Stock would be greater than 70% of the gross value of the assets of the VineBrook segment (such ratio, the “Senior Capital Leverage Ratio”). For the purpose of calculating the Senior Capital Leverage Ratio, to the extent any of the Cash Flow Before Debt Service for a particular period is used for any debt service or accrued but unpaid preferred dividends associated with the NexPoint Homes segment, then the aggregate principal amount of such related long-term indebtedness and/or accrued but unpaid dividends on such preferred stock shall be included in the calculation of the VineBrook segment’s Senior Capital Leverage Ratio.

Subject to maintaining a Senior Capital Leverage Ratio for the VineBrook segment of 70% or less, and subject to the terms of any class or series of preferred stock, including the Series A Preferred Stock, we may, without consent of the holders of the Series B Preferred Stock then outstanding, issue additional Series B Preferred Stock or Series A Preferred Stock. We will determine the values of all of our and our subsidiaries’ assets (including all real estate assets) in our good faith reasonable judgment, which may include (but is not required to include) input from third party valuation experts.

Leverage Levels

If we exceed a Senior Capital Leverage Ratio of 70%, the rate of the Annual Preferred Dividend will increase by 50 basis points per annum. The increase to the rate of the Annual Preferred Dividend referenced in the previous sentence will be terminated upon the VineBrook segment achieving a Senior Capital Leverage Ratio of 70% (or less).

Optional Redemption

The Series B Preferred Stock are redeemable at the option of the Company, in whole or in part, from time to time, on the following schedule:

• Before the first anniversary of the First Issuance Date, at a redemption price equal to 106% multiplied by $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) to, but excluding the date fixed for redemption;

• On or after the first anniversary of the First Issuance Date but before the second anniversary of the First Issuance Date, at a redemption price equal to 104% multiplied by $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) to, but excluding the date fixed for redemption; and

• On or after the second anniversary of the First Issuance Date but before the third anniversary of the First Issuance Date, at a redemption price equal to 102% multiplied by $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) to, but excluding the date fixed for redemption.

In addition, the Company may, at its option, redeem the Series B Preferred Stock in whole or in part, from time to time, at any time on or after the third anniversary of the First Issuance Date at a redemption price equal to $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) to, but excluding, the date fixed for redemption (each such redemption, including on the schedule set forth above, being an “Optional Redemption”).

Notwithstanding the foregoing, the Series B Preferred Stock are redeemable by the Company, in whole or in part, from time to time, in order to preserve the Company’s qualification as a REIT at a redemption price equal to $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) to, but excluding the date fixed for redemption.

Restrictions on Ownership and Transfer

In order to ensure that we continue to meet the requirements for qualification as a REIT, the Articles Supplementary setting forth the terms of the Series B Preferred Stock provide that the Series B Preferred Stock will be subject to the restrictions on ownership and transfer provided in our charter.

Preemptive Rights

No holders of Series B Preferred Stock shall, as the holders, have any preemptive rights to purchase or subscribe for Common Stock or any other security of our Company.

Rating

Egan Jones Rating Company (the “Rating Company”) assigned the Series B Preferred Stock a “BBB-” indicative rating. We will be required to maintain this “BBB-” rating or higher. The rating is subject to review on an annual basis based upon the outlook and historical performance of our real estate portfolio. We will continue the review and ratings process regarding the Series B Preferred Stock on an annual basis unless either (1) we are unable to engage a ratings company that will accord a rating to the Series B Preferred Stock or (2) holders of a majority of the Series B Preferred Stock approve cessation of obtaining such a rating for the Series B Preferred Stock. Subject to the immediately preceding sentence, if at any time the Rating Company can no longer provide a rating with respect to the Series B Preferred Stock, we will use reasonable best efforts to obtain a rating from another rating agency. Provision of a rating is not an assurance as to current or future performance of our real estate portfolio.

If the rating falls below BBB-, the rate of the Annual Preferred Dividend will increase by 25 basis points per annum. The dividend rate increase referenced in the previous sentence will be terminated upon the Company’s receipt of a BBB- rating (or higher).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

Offer Letters

On the Closing Date, in connection with the Internalization, the Manager entered into offer letters (collectively, the “Offer Letters”) with each of the Executives, to retain their services following the Internalization. Mr. Sprong is currently a member of our Board and our Senior Vice President of Acquisitions and Dispositions, and Mr. McGarry is currently our Senior Vice President of Asset Management.

Under the Offer Letters, Mr. Sprong will serve as Managing Partner and Chief Executive Officer of the Manager and Mr. McGarry will serve as Managing Partner and Chief Operating Officer of the Manager. Pursuant to the terms of the Offer Letter, the Executives will each receive a salary at an annual rate of $550,000 per year in exchange for their services and will be eligible for cash bonuses and to participate in the Company’s 2023 Long Term Incentive Plan (the “Plan”). For the calendar year 2023, the Executives are each eligible for a cash bonus up to $600,000, subject to achieving certain performance metrics approved by the Special Committee, the Compensation Committee and the Board in February in connection with the Letter Agreement. In addition, on the Closing Date the Executives were each granted performance shares under the Plan with a target value of $2 million pursuant to performance share award agreements. Vesting of the performance shares is based on the achievement of annual Portfolio growth, annual growth of rehabilitations of properties in the Portfolio, net operating income growth over the next three years and core funds from operations per share growth over the next three years as approved by the Special Committee, the Compensation Committee and the Board in February in connection with the Letter Agreement.

At the Closing, under the terms of the Offer Letter and a profits interest unit award agreement, each of the Executives also received a one-time grant of profits interest units under the Plan with a value of $15 million, which will vest in full on February 28, 2026, subject to continued employment.

The foregoing description of the Offer Letters is a summary only and is qualified entirely by reference to the Offer Letters, the form of which is attached as Exhibit 10.8 hereto. The form of performance share award agreement is attached as Exhibit 10.9 hereto and the form of profits interest unit award agreement is attached as Exhibit 10.10 hereto.

Amendment to PIU Award Agreements

In connection with the Closing, on the Closing Date, the Company entered an amendment to the vesting schedule of the profits interest unit award agreements for each Executive with respect to grants made on May 11, 2020 and May 31, 2021. Pursuant to these amendments, one-half of the awards granted that previously vested upon the date of the successful completion of an initial public offering of the Company’s common stock now vest upon the earlier of (i) the date of the successful completion of an initial public offering of the Company’s common stock or (ii) the consummation of a Change of Control (as defined in the amendments). The form of profits interest unit award agreement is attached as Exhibit 10.27 to our Annual Report on Form 10-K for the year ended December 31, 2022.

Severance Agreements

In connection with the Closing and the Offer Letters, on the Closing Date, the Company, the Operating Partnership and the Manager entered into severance agreements (collectively, the “Severance Agreements”) with each of the Executives.

Pursuant to the Severance Agreements, if an Executive is terminated without cause or voluntarily terminates his employment for good reason, such Executive will be entitled to receive a lump sum payment equal to $1,650,000 and all unvested awards granted under the Plan will vest and become nonforfeitable on the 55th day following such Executive’s separation. In the event that an Executive is terminated in connection with a change in control transaction, such Executive will be entitled to receive a lump sum payment equal to $2,200,000 and all unvested awards granted under the Plan shall vest and become nonforfeitable of the 55th day following such Executive’s separation.

Under the Severance Agreement, all payments to an Executive upon separation are contingent upon (i) such Executive signing and not revoking a separation agreement and release of claims, (ii) a determination by the Board or the Compensation Committee of the Board that either (x) reduction of the payments or (y) payment in full would result in a better net after tax treatment of such Executive under Section 4999 of the Internal Revenue Code, and (iii) a determination by the Compensation Committee of the Board that such Executive has not breached any confidentiality, non-competition, non-solicitation, no-hire and/or non-disparagement obligations.

The foregoing description of the Severance Agreements is a summary only and is qualified entirely by reference to the Severance Agreements, a form of which is attached as Exhibit 10.11 hereto.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information contained in Item 3.03 of this Current Report on Form 8-K is incorporated by reference in this Item 5.03.

Item 9.01	Financial Statements and Exhibits.

Exhibits

Exhibit No.	Description

3.1	Articles Supplementary of VineBrook Homes Trust, Inc. establishing and fixing the rights and preferences of the Series B Preferred Stock.

3.2	First Amendment to Amended and Restated Bylaws of VineBrook Homes Trust, Inc.

10.1
Amendment to Letter Agreement, dated August 3, 2023, by and among VineBrook Homes Operating Partnership, L.P., VineBrook Management, LLC, VineBrook Development Corporation, VineBrook Homes Property Management Company, Inc., VineBrook Homes Realty Company, Inc., VineBrook Homes Services Company, Inc., and Dana Sprong, solely in his capacity as the representative of the Contributors.

10.2
Contribution Agreement, dated as of August 3, 2023, between VineBrook Management, LLC, VineBrook Development Corporation, VineBrook Homes Property Management Company, Inc., VineBrook Homes Realty Company, Inc., VineBrook Homes Services Company, Inc., certain individuals set forth therein, VineBrook Homes Operating Partnership, L.P., and Dana Sprong, solely in his capacity as the representative of the Contributors.

10.3	Assignment of Interests Agreement, dated as of August 3, 2023, by and between Dana Sprong, Ryan McGarry, Dan Bathon and Tom Silvia and VineBrook Homes Trust, Inc.

10.4	Third Amended and Restated Limited Partnership Agreement of VineBrook Homes Operating Partnership, L.P., dated as of August 3, 2023.

10.5	Registration Rights Agreement, dated as of August 3, 2023 by and between VineBrook Homes Trust, Inc. and certain parties set forth therein.

10.6	First Amendment to Second Amended and Restated Limited Partnership Agreement of VineBrook Homes Operating Partnership, L.P., dated July 31, 2023.

10.7	Consent and Sixth Amendment, dated July 31, 2023, by and among VineBrook Homes Operating Partnership, L.P. and certain of its subsidiaries, as borrowers, KeyBank National Association, as administrative agent, and the lenders party thereto, joined by VineBrook Homes Trust, Inc., as guarantor.

10.8	Form of Offer Letter.

10.9	Form of Performance Share Award Agreement.

10.10	Form of Profit Interest Unit Award Agreement.

10.11	Form of Severance Agreement.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2023

VineBrook Homes Trust, Inc.

By:	/s/ Brian Mitts
Name: Brian Mitts
Title: President, Chief Financial Officer, Assistant Secretary and Treasurer